CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
NaturalNano, Inc.



We hereby consent to the use in Appendix D to the Preliminary Information Statement on Form 14(c) of Cementitious Materials, Inc. of our report, dated August 15, 2005, except for Note 6 as to which the date is September 26, 2005, on the financial statements of NaturalNano, Inc. as of December 31, 2004 and for the period from December 22, 2004 (inception) to December 31, 2004, which appears in such Appendix to the Preliminary Information Statement. We also consent to the reference to our Firm under the caption "Experts" in such Preliminary Information Statement.




/s/ GOLDSTEIN GOLUB KESSLER LLP
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New York, New York

October 20, 2005